Exhibit 10.1

FIRST AMENDMENT
TO
STOCK PURCHASE AGREEMENT

This First Amendment (“Amendment”) to the Stock Purchase Agreement (defined below) entered into as of this 11th day of November, 2008, by and between DAN F. WHETSTONE, PAMELA R. LOWRY, PAULA A. POOLE, WILLIAM J. JUNKERMIER, and ROGER W. JUNKERMIER (collectively referred to herein as the “Seller”), and ENERGY WEST, INCORPORATED (“Purchaser”).

RECITALS

A.  On December 18, 2007, Seller and Purchaser entered into a Stock Purchase Agreement whereby Seller agreed to sell and Purchaser agreed to purchase Seller’s stock in the Cut Bank Gas Company (“Stock Purchase Agreement”).

B.  The parties hereto now desire to amend the Stock Purchase Agreement pursuant to the terms and conditions hereof.

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereby agree as follows:

AGREEMENT

1.	The first two lines of the second paragraph of Section 2.2 of the Stock Purchase Agreement are deleted in its entirety and replaced with the following:

The number of EWI Shares that each Seller shall receive shall be calculated by the average closing price of one EWI Share as reported by NASDAQ during the thirty (30) consecutive trading days ending on the third (3rd) trading day preceding the Closing Date (the “Average Share Price”).

For illustrative purposes only, if the average set price of one EWI Share during the thirty (30) consecutive trading days ending on the third (3rd) trading day preceding the Closing Date is $13.75:

2.	Footnote 1 of the Stock Purchase Agreement is deleted.

3.	The second paragraph of Section 9.3 of the Stock Purchase Agreement is deleted in its entirety and replaced with the following:

Purchaser shall within a reasonable time before or after Closing purchase all other Cut Bank Gas Company shares from those Shareholders who wish to sell their shares in exchange for EWI Shares in accordance with the share price formula set forth in Section 2 hereof. Upon the determination of the Average Share Price pursuant to Section 2.2 hereof, Purchaser shall make a commercially reasonable attempt to contact all other Cut Bank Gas Company Shareholders and offer to purchase said Shareholder’s Shares in accordance with said formula.

4.
Effect of Amendment. The Agreement is hereby ratified and confirmed in all respects, and all terms, conditions and provisions of the Agreement, except as amended by this Amendment, shall remain in full force and effect.

5.	Governing Law. This Agreement is executed and to be performed in the State of Montana and shall be construed, interpreted and enforced in accordance with the laws of the State of Montana.

6.
Counterparts. This Amendment may be executed in any number of counterparts, and each such counterpart shall for all purposes be deemed an original, and all such counterparts shall together constitute but one and the same Amendment.

7.	Effective Date. This Amendment is made effective as of the date hereof.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment, or caused this Amendment to be duly executed by their respective authorized officers, as of the day and year first above written.

Seller:

DAN F. WHETSTONE

/s/ Dan F. Whetstone
Dated: October 22, 2008

PAMELA R. LOWRY

/s/ Pamela R. Lowry
Dated: October 13, 2008

PAULA A. POOLE

/s/ Paula A. Poole
Dated: October 14, 2008

WILLIAM J. JUNKERMIER

/s/ William J. Junkermier
Dated: October 15, 2008

ROGER W. JUNKERMIER

/s Roger W. Junkermier
Dated: October 15, 2008

Purchaser:

ENERGY WEST INCORPORATED

By: /s/ Thomas J. Smith, VP and CFO
Dated: November 11, 2008